Exhibit 99.1

NEWS RELEASE
CONTACT:	6110 Executive Blvd., Suite 800
William T. Camp	Rockville, Maryland 20852
Executive Vice President and	Tel 301-984-9400
Chief Financial Officer	Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

September 30, 2013
WASHINGTON REAL ESTATE INVESTMENT TRUST ENTERS INTO CONTRACTS TO SELL MEDICAL OFFICE PORTFOLIO FOR $550.75 MILLION

Washington Real Estate Investment Trust (WRIT) (NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, DC area, today announced that it has entered into four separate contracts with a single buyer to sell a 100% interest in its medical office portfolio and two office assets (both of which have significant medical office tenancy) comprising a total of approximately 1.5 million square feet. The combined sale price is $500,750,000, or $329 per square foot.

The portfolio consists of 17 medical office assets and two suburban office buildings, 6565 Arlington Boulevard and Woodholme Center, as well as a land parcel located in Alexandria, Virginia which is being utilized as off-site/overflow parking for one of the medical office buildings in the portfolio. The sale will be structured as four independent transactions, each of which will close pursuant to a separate purchase and sale agreement. The projected closing date for the first two transactions is November 12, 2013 and the outside closing date for the second two transactions is January 31, 2014.

The medical office portfolio represents the largest portfolio of institutional quality medical office assets in the Washington, DC region, with all of the assets located near major medical centers such as Inova Fairfax Hospital, Shady Grove Adventist Hospital and George Washington Hospital or near affluent communities and urban centers.

In January, WRIT announced the proposed sale of the medical office portfolio as a strategic opportunity to streamline the company’s business operations. With the disposition of the medical office portfolio, WRIT has simplified its business operations to focus exclusively on its core office, multifamily and retail sectors.

“The Cassidy Turley and JP Morgan team did a remarkable job marketing and identifying qualified buyers on our behalf,” said Bill Camp, Executive Vice President and Chief Financial Officer of WRIT. “By successfully completing this transaction, we are able to obtain our lowest cost of equity capital, a critical step in transforming our portfolio to one focused entirely on properties where people work, live and shop.”

WRIT plans to use proceeds from the medical office sale to reinvest into high-quality downtown or metro-centric office buildings and well-located retail and multifamily assets. In addition to acquisition opportunities, WRIT has the ability to use proceeds to pay down existing outstanding debt. Lastly, if acquisition opportunities that satisfy WRIT’s investment criteria are not available, WRIT may consider distributing a portion of the proceeds as capital gains to its shareholders. A small portion of the proceeds will also be used to reimburse WRIT for costs associated with defeasance and repaying $23 million of existing loans on the medical office portfolio.

“Over the past decade, we have methodically grown our medical office portfolio into becoming one of the largest landlords of institutional quality medical office properties in the Washington, DC metro area,” said George F. “Skip” McKenzie, President and Chief Executive Officer of WRIT. “With the completion of the medical office portfolio sale, we will be successfully exiting this business line, which has been extremely profitable for us over the past decade.”

About WRIT

Exhibit 99.1

WRIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. WRIT owns a diversified portfolio of 69 properties totaling approximately 8 million square feet of commercial space and 2,540 multifamily units, and land held for development. These 69 properties consist of 25 office properties, 17 medical office properties, 16 retail centers and 11 multifamily properties. WRIT shares are publicly traded on the New York Stock Exchange (NYSE:WRE).

Certain statements in our earnings release and on our conference call are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2012 Form 10-K and second quarter 2013 Form 10-Q. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.